Ekso Bionics Reports Third Quarter 2020 Results
RICHMOND, Calif., October 29, 2020 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended September 30, 2020.

Recent Highlights and Accomplishments
•Reported revenue of $2.9 million in the third quarter of 2020
•Record quarterly gross margins of approximately 63% in the third quarter of 2020, compared to 53% in the same period of 2019
•Launched EVOTM, an endurance-boosting assistive upper body exoskeleton designed for industrial use
•Cash on hand at September 30, 2020 was $14.5 million, including net proceeds of $2.5 million from the exercise of warrants in the third quarter of 2020
•Reduced use of cash from operations to lowest levels in Company history

“The strength of our commercial strategy enabled us to achieve solid sequential revenue growth in the third quarter despite COVID-related challenges,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “By leveraging virtual engagement strategies and offering flexible acquisition options, we continue to gain traction with customers for our innovative EksoNR exoskeleton. The recent launch of EVO, our next generation upper body exoskeleton for industrial use, has already received an encouraging response in the form of several new customer orders and pilots. Going forward, we remain focused on continued commercial sales execution through active customer engagement while optimizing our cost structure to deliver value to Ekso Bionics shareholders.”

Third Quarter 2020 Financial Results

Revenue for the quarter ended September 30, 2020 was $2.9 million, compared to $2.3 million in the second quarter of 2020 and $3.3 million for the same period in 2019. Revenue in the third quarter of 2020 included approximately $2.7 million in EksoHealth revenue, compared to $3.0 million in the same period in 2019, and approximately $0.2 million in EksoWorks sales, compared to $0.3 million in the same period in 2019. The decline in revenue as compared to the same period in 2019 was due to a decrease in volume of medical device sales driven by the impact of COVID-19, as customers shifted priorities to manage their business during the pandemic.

Gross profit for the quarter ended September 30, 2020 was $1.8 million, unchanged from the same period in 2019, representing a gross margin of approximately 63% in the third quarter of 2020, compared to a gross margin for the same period in 2019 of 53%. The increase in gross margins was primarily due to higher average selling prices for EksoNR, an increased proportion of medical device sales in overall revenue composition, lower unit production costs, the introduction of EVO and higher service margins.

Sales and marketing expenses for the quarter ended September 30, 2020 were $1.7 million, a decrease of $1.1 million, or approximately 38%, compared to the same period in 2019. The decrease was primarily due to lower employee expenses and lower general marketing and trade show expenses.

Research and development expenses for the quarter ended September 30, 2020 were $0.6 million, compared to $1.1 million for the same period in 2019, a decrease of $0.6 million, or approximately 48%. The decrease was primarily due to lower employee expenses and lower patent and licensing costs.

General and administrative expenses for the quarter ended September 30, 2020 were $1.7 million, compared to $1.6 million for the same period in 2019, an increase of $0.1 million, or approximately 8%.

The increase was primarily due to higher legal expenses associated with the termination of the Company’s China joint venture.

Gain on warrant liabilities for the quarter ended September 30, 2020 was $4.5 million due to the revaluation of warrants issued in 2015, 2019 and 2020, compared to a $4.4 million gain associated with the revaluation of warrants issued in 2015 and May 2019 for the same period in 2019.

Net income applicable to common stockholders for the quarter ended September 30, 2020 was $2.5 million, or $0.30 per basic share and a loss of $0.01 per diluted share, compared to net income of $0.2 million, or $0.04 per basic and diluted share, for the same period in 2019.

Nine Months Ended September 30, 2020

Revenue for the nine months ended September 30, 2020 was $6.6 million, which includes approximately $6.0 million in EksoHealth revenue and $0.6 million in EksoWorks sales, compared to $10.2 million for the same period in 2019. The decrease in revenue for the nine-month 2020 period was due to a decrease in volume of medical device sales driven by the impact of COVID-19, as customers shifted priorities to prepare for and manage their business during the pandemic.

Gross profit for the nine months ended September 30, 2020 was approximately $3.7 million, representing a gross margin of approximately 56%, compared to gross profit of $4.9 million for the same period in 2019, representing a gross margin of 48%. The increase in gross margin was primarily due to the same reasons for the third quarter of 2020.

Sales and marketing expenses for the nine months ended September 30, 2020 were $6.0 million, compared to $8.7 million for the same period in 2019, a decrease of $2.7 million. The decrease was primarily due to lower employee expenses, lower general marketing and trade show expenses and a decrease in clinical trial activities due the completion of the Company’s main clinical trial in the first quarter of 2019.

Research and development expenses for the nine months ended September 30, 2020 were $1.8 million, compared to $4.0 million in the same period in 2019, a decrease of $2.3 million. The decrease was primarily due to the same reasons for the third quarter of 2020.

General and administrative expenses for the nine months ended September 30, 2020 were $5.8 million, compared to $6.0 million in the same period in 2019, a decrease of $0.2 million. The decrease was primarily due to a decrease in employee expenses.

Loss on warrant liabilities for the first nine months ended June 30, 2020 was $1.6 million due to the revaluation of warrants issued in 2015, 2019 and 2020, compared to a $6.0 million gain associated with the revaluation of warrants issued in 2015 and May 2019 for the same period in 2019.

Net loss applicable to common shareholders for the nine months ended September 30, 2020 was $11.8 million, or $1.75 per basic share and $1.78 per diluted share, compared to $9.4 million, or $2.01 per basic and diluted share, for the same period in 2019.

Cash on hand at September 30, 2020 was $14.5 million, compared to $10.9 million at December 31, 2019. The Company raised net proceeds of $10.4 million from the issuance of common stock and the exercise of the warrants.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers, using Conference ID: 13711349. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, plans or strategy relating to the marketing and adoption and acceptance of the Company’s products and potential for adoption of the Company’s products by the market, and plans or strategy related managing the impact of the COVID-19 epidemic, (ii) estimates or projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance, (iv) estimates or projections of sales and prospective customers, and (v) the assumptions underlying or relating to any statement described in points (i) through (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months ended September 30, 2020, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2020 that are required to be included in such report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Investor Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenue	2,897	3,319	6,628	10,197
Cost of revenue	1,084	1,569	2,919	5,288
Gross profit	1,813	1,750	3,709	4,909

Operating expenses:
Sales and marketing	1,740	2,818	5,972	8,666
Research and development	599	1,149	1,762	4,032
General and administrative	1,706	1,573	5,836	6,011
Impairment of goodwill	189	—	189	—
Restructuring	—	—	244	—
Total operating expenses	4,234	5,540	14,003	18,709

Loss from operations	(2,421)	(3,790)	(10,294)	(13,800)

Other income (expense), net:
Interest expense	(23)	(88)	(113)	(316)
Gain (loss) on revaluation of warrant liabilities	4,476	4,430	(1,579)	6,045
Loss on modification of warrant	—	—	—	(257)
Warrant issuance expense	—	—	(329)	(706)
Other income (expense), net	420	(346)	466	(377)
Total other income (expense), net	4,873	3,996	(1,555)	4,389
Net income (loss)	$2,452	$206	$(11,849)	$(9,411)

Basic net income (loss) per share	$0.30	$0.04	$(1.75)	$(2.01)

Diluted net (loss) income per share	$(0.01)	$0.04	$(1.78)	$(2.01)

Weighted average number of shares of
common stock outstanding, basic	8,236	4,996	6,772	4,684

Weighted average number of shares of
common stock outstanding, diluted	8,379	4,997	6,829	4,684

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30,	December 31,
	2020	2019
Assets	(unaudited)
Current assets:
Cash	$14,549	$10,872
Accounts receivable, net	4,450	5,208
Inventories, net	2,180	2,489
Prepaid expenses and other current assets	370	238
Total current assets	21,549	18,807
Property and equipment, net	1,033	1,657
Right-of-use assets	786	1,084
Goodwill	—	189
Other assets	118	178
Total assets	$23,486	$21,915
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	1,813	1,903
Accrued liabilities	1,566	1,683
Deferred revenues, current	1,448	1,492
Note payable, net, current	—	2,333
Lease liabilities, current	406	421
Total current liabilities	5,233	7,832
Deferred revenue	1,810	1,789
Notes payable, net	3,079	407
Lease liabilities	373	711
Warrant liabilities	4,560	4,307
Other non-current liabilities	30	72
Total liabilities	15,085	15,118
Stockholders' equity:
Common stock	8	6
Additional paid-in capital	203,905	190,019
Accumulated other comprehensive (loss) income	(385)	50
Accumulated deficit	(195,127)	(183,278)
Total stockholders' equity	8,401	6,797
Total liabilities and stockholders' equity	$23,486	$21,915